Exhibit 99.1

Hoku Scientific and Solar-Fabrik Subsidiaries Sign Polysilicon Supply Agreement

Hoku Announces Plans to Increase Size of Polysilicon Plant and Change in Solar Strategy

Investor Conference Call Scheduled

Kapolei, Hawaii – June 20, 2007 – Hoku Materials, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc. (NASDAQ: HOKU) established in February 2007 to manufacture and sell polysilicon for the solar market, and Global Expertise Wafer Division, a subsidiary of Solar-Fabrik AG (SFXG.DE), a vertically integrated solar power company, today announced the signing of a definitive contract for Hoku Materials’ sale and delivery of polysilicon to Global Expertise Wafer Division over a seven-year period beginning in the second half of calendar year 2009. Under the contract, up to approximately $185 million may be payable to Hoku Materials during the seven-year period, subject to the achievement of certain polysilicon production and quality milestones, the acceptance of product deliveries and other conditions. The contract provides for the delivery of predetermined volumes of polysilicon each year at set prices beginning with the first shipment in the second half of 2009 and continuing over a seven-year period from the first shipment. The contract also provides for an initial direct deposit of $2 million to Hoku Materials upon signing and, subject to Hoku Materials’ successful achievement of production and quality milestones and other considerations, requires that Global Expertise Wafer Division make additional prepayments prior to the first shipment in the amount of $51 million.

“We are pleased to have signed this agreement with Global Expertise Wafer Division, and look forward to supporting the long-term growth and success of the Solar-Fabrik family of companies,” said Dustin Shindo, Chief Executive Officer of Hoku Scientific. “Solar-Fabrik’s integration strategy and business model make them an ideal partner for Hoku Materials.”

“Securing this supply of polysilicon from Hoku Materials through 2016 will enable us to execute on our global expansion strategy,” said Christoph Paradeis, Chief Executive Officer of Solar-Fabrik. “Hoku Materials’ consistent progress over the past several months gives us confidence that they can execute on their polysilicon plan, and we look forward to building an enduring relationship with them.”

Under the agreement, Global Expertise Wafer Division’s prepayment obligation is to be backed by one or more letters of credit, and is to be paid to Hoku Materials in installments, subject to Hoku Materials’ successful achievement of certain polysilicon production and quality milestones and other conditions prior to the first shipment in 2009. If Hoku Materials is ultimately not successful in building its planned polysilicon plant, or if Hoku Materials does not meet certain production and quality milestones or timely deliver minimum quantities of polysilicon, the agreement provides that the initial direct deposit will be returned to Global Expertise Wafer Division, the letters of credit may be cancelled and the agreement may be terminated by Global Expertise Wafer Division.

Increasing Plant Capacity

In 2006, Hoku Materials announced its plan to build a plant capable of producing 1,500 metric tons of polysilicon per year. Later in 2006, Hoku Materials announced that it had increased the plant design to be capable of producing 2,000 metric tons of polysilicon per year. Today, Hoku Materials announced that it plans to add up to 1,000 metric tons of additional capacity to produce up to 3,000 metric tons of polysilicon per year. This additional capacity is planned to come online six to twelve months after the first 2,000 metric tons of annual capacity are online at Hoku Materials’ Pocatello, Idaho plant, currently under construction.

Over $1.2 Billion in Polysilicon Contracts

Hoku Scientific announced in January 2007 the signing of a seven-year polysilicon supply contract with SANYO Electric Co., Ltd that may provide for up to $370 million in payments to Hoku Scientific over the term of the agreement, and in June 2007, Hoku Materials announced the signing of a ten-year polysilicon contract with Suntech Power Holdings Co., Ltd. that may provide for up to $678 million in payments to Hoku Materials over the term of the agreement. The contract announced today with Global Expertise Wafer Division increases the aggregate payments from polysilicon supply contracts that may be made to Hoku Scientific and Hoku Materials to approximately $1.2 billion over ten years. All these payments are subject to Hoku Materials’ successful achievement of production and quality milestones, timely delivery of product and other considerations.

Over $211 Million in Advance Customer Payments

Hoku Materials has estimated that the establishment of a 2,000 metric ton per year polysilicon plant may require total construction costs of approximately $260 million. Increasing the size of the plant by up to 1,000 additional metric tons of annual capacity will increase the total construction costs; however the estimated total construction cost has not been determined at this time. Hoku Scientific’s contract with SANYO Electric Co., Ltd., and Hoku Materials’ contracts with Suntech Power Holdings Co., Ltd., and Global Expertise Wafer Division provide for an aggregate of up to over $211 million in advance payments to Hoku Scientific and Hoku Materials to contribute to the financing of the construction, subject to Hoku Materials’ achievement of various production, quality and production process milestones. To complete the construction financing, Hoku Materials will seek to raise the remaining construction costs through advance payments from new customers, debt or the issuance of Hoku Scientific’s equity securities.

Focused Solar Strategy

Hoku Solar, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc., established in March 2007 to manufacture solar modules, today announced its strategy to focus on the sale of turnkey photovoltaic system installations, and related services, and its plan to exit the solar module manufacturing business. In connection with this focused strategy, Hoku Scientific intends to resell the 15 megawatt per year solar module production line that it agreed to purchase from Spire Corporation for an aggregate purchase price of approximately $2 million. As a result, Hoku Solar is canceling its plans to install the line in Hawaii, and its construction of a plant capable of producing 30 megawatts of solar modules per year in Pocatello, Idaho. Hoku

Scientific also plans to resell the $2.8 million of solar cells that it purchased from E-Ton Solar Tech Co., Ltd. in October 2006. The solar cells have been delivered to Hoku Scientific’s facility in Kapolei, Hawaii, but the module assembly line has not yet been installed at the Kapolei facility. The resale of the solar module production equipment and solar cells may result in a significant loss; however Hoku Scientific has not been able to determine the estimated selling prices at this time.

Although Hoku Solar no longer plans to enter the solar module production business, it still plans to continue to market, sell and install turnkey photovoltaic systems. Hoku Solar intends to use modules purchased from third party suppliers, which it believes it may be able to purchase at a lower price than the cost to manufacture its own brand of modules.

“We are seeing meaningful progress with our solar installation business, including our selection by Hawaiian Electric Company to enter into negotiations for a 167 kilowatt photovoltaic system,” said Dustin Shindo. “Since we announced our plans to enter the solar module business in 2006, we have seen consistent reductions in module pricing, and have concluded that we cannot offer our installation customers with competitive module pricing at our lower production volumes relative to our competition. We expect that exiting the module manufacturing business will allow Hoku Solar to focus more on its installation business, while also freeing cash and potentially improving gross margins.”

Possible Sale of Hawaii Facility

In 2005, Hoku Scientific completed the construction of an approximately 14,000 square foot facility on 2.2 acres of land owned by Hoku Scientific. The facility was originally designed as a research and development and production facility for Hoku Scientific’s fuel cell membrane and membrane electrode assembly products, and as a corporate headquarters.

Due to the lack of visibility of meaningful revenue and profitability from the fuel cell business, Hoku Scientific has scaled-back its investment in that business, which has been limited to maintaining and pursuing intellectual property protection for the company’s inventions, and fulfilling its obligations in its contract with the U.S. Navy. In December 2006, Hoku Scientific recorded a write-down of assets related to its fuel cell business, and announced a reduction in force of its fuel cell employees.

As a result of the downsizing of Hoku Scientific’s fuel cell business, and the change in Hoku Solar’s business strategy to not manufacture solar modules, Hoku Scientific is planning to explore the potential sale of its land and facility in Kapolei, and the relocation to a smaller leased warehouse and office space on Oahu.

Investor & Analyst Conference Call

Hoku Scientific will hold a conference call with investors and analysts after the market closes on June 21, 2007 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to provide additional details on the Company’s progress and strategy. All interested parties are invited to call-in. To participate, please call 913-981-5543. A live webcast can also be accessed by going directly to the

Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A replay of the webcast will be available for seven days following the conference call.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a clean energy technologies company that historically developed and manufactured fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. The Company is currently focusing its business on the manufacturing of polysilicon and the installation of solar modules for the solar market. For more information about Hoku, please visit www.hokuscientific.com.

About Solar-Fabrik AG

Global Expertise Wafer Division is a silicon wafer procurement house based in Kuala Lumpur (Malaysia) and is wholly owned by Solar-Fabrik AG. Global Expertise Wafer Division buys recyclable wafers from the semiconductor industry, opening up a new source of raw material previously unavailable to the solar power sector. Solar-Fabrik has grown in only a decade from a solar panel maker to an internationally focused, stock market-listed, fully integrated solar power group. Solar-Fabrik and its subsidiaries and associates span the entire solar power value chain: wafer procurement, wafer recovery, solar cell manufacture, solar module production and system solutions. Solar-Fabrik AG is headquartered in Freiburg, Germany, where the company’s two factories turn solar cells into top-quality solar modules. Solar-Fabrik customers include solar energy specialists and general importers throughout Europe. Module production is ISO-certified and runs entirely on renewable energy, in what is Europe’s first CO2-neutral zero emissions manufacturing facility for solar modules. Solar-Fabrik also provides customers with system solutions based on carefully matched high-quality components. Based in Chennai (India), Poseidon Solar-Services specializes in recovering recyclable wafers. Solar-Fabrik uses wafers recovered by Poseidon to manufacture high-quality solar cells. Singapore-based solar cell manufacturer SEP turns raw wafers recovered by Poseidon into high-quality solar cells. Solar-Fabrik AG holds a one-third stake in SEP. For more information about Solar-Fabrik Group, please visit www.solar-fabrik.de.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials’ ability to successfully derive revenues from the sale of polysilicon to Global Expertise Wafer Division, Suntech Power Holdings and SANYO Electric Co.; its ability to successfully raise sufficient funds to establish polysilicon manufacturing plant and conduct its proposed businesses; its ability to engineer and construct a fully operational production plant for polysilicon; Hoku Scientific’s ability to explore the potential sale of its Kapolei land and facility and to relocate to a smaller leased warehouse and office space on Oahu; Hoku Scientific’s ability to resell its solar cells and its solar module production equipment at reasonable prices or at all; Hoku Materials’ relationships with Global Expertise Wafer Division, Suntech Power Holdings and SANYO Electric Co., and other contracting parties; its ability to manufacture high quality polysilicon; its ability to meet the delivery schedule in its agreements with Global Expertise Wafer Division, Suntech Power Holdings and SANYO Electric Co.; its ability to license any necessary intellectual property rights to enter the polysilicon business; Hoku Materials’ costs to manufacture polysilicon and

Hoku Solar’s costs to acquire solar modules, and their ability to offer pricing that is competitive with competing products; Hoku Scientific’s, Solar-Fabrik’s, Suntech Power Holdings’ and SANYO Electric Co.’s respective future financial performance; Hoku Scientific’s, Solar-Fabrik’s, Suntech Power Holdings’ and SANYO Electric Co.’s respective business strategies and plans; and objectives of each company’s management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku’s filings with the Securities and Exchange Commission. Except as required by law, Hoku assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Hoku, Hoku Solar, Hoku Materials and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., all rights reserved.

CONTACTS For Hoku Scientific:	CONTACTS For Solar-Fabrik AG:
Tel: 808-682-7800	Martin Schlenk, Investor Relations Manager
ir@hokusci.com	E-Mail: m.schlenk@solar-fabrik.de
Tel.: +49-761-4000-207, Fax: +49-761-4000-199

Andrea Ocker, Public Relations Manager
E-Mail: a.ocker@solar-fabrik.de
Tel.: +49-761-4000-130, Fax: +49-761-4000-199

Source:

Hoku Scientific, Inc.